EXHIBIT 99.1

To Our Shareholders:

I am pleased to announce that Southern Michigan Bancorp, Inc. earned $762,000, or $.33 per share, for the second quarter ended June 30, 2011. This represents an increase of 1.9 percent over first quarter 2011 net income of $748,000, and a decline from the $803,000 of net income earned during the second quarter of 2010. For the first six months of 2011, net income rose to $1,510,000, or $.65 per share, from $1,505,000, or $.65 per share, earned during the first six months of 2010.

Southern's financial results are noteworthy in light of high unemployment, limited lending opportunities, regulatory conditions and persistent overall economic instability. Our results were attained through deliberate focus on lending discipline, controlling expenses and remaining attentive to our customers' needs.

Total assets, for the first six months of 2011, declined to $481.3 from $493.9 million as of December 31, 2010. This was largely impacted by a reduction in rate sensitive deposits totaling $12.8 million. However, core transaction deposits, including business and personal checking relationships, rose by more than $1 million through the first six months of 2011 to more than $60 million.

Total loans as of June 30, 2011 stood at $305.6 million, a slight reduction from the year-end 2010 total of $309.5 million. Loan delinquencies, however, declined to 2.41 percent of total loans from 3.39 percent for the same date last year. Non-performing loans, including non-accrual loans and loans past due 90 days, also declined by more than $1.8 million from a year ago. Net charge-offs for the second quarter of 2011 totaled $549,000, and for the first six months of 2011 were $792,000, as compared with $368,000 and $699,000, respectively, for the same periods last year. Our second quarter provision expense of $375,000 enabled Southern to maintain a reserve for loan losses of more than $5.4 million, or 1.77 percent of total loans. The steady improvement in loan portfolio metrics positions us to emerge from this challenging economic period as a stronger, more profitable organization.

Several months ago, in anticipation of today's challenging business climate, Southern began implementing several expense reduction initiatives to align future operating costs with revenue projections. The impact of those strategies resulted in an eight percent reduction in non-interest expenses for the second quarter of 2011 compared with the total for the same period of 2010. Non-interest income declined slightly year-over-year, due in part to the impact of new banking regulations affecting charges for overdrafts on checking accounts and other fees. However, the declines were offset by a 15 percent growth in trust revenues, which totaled more than $568,000 for the first six months of 2011.

For the first six months of 2011, Southern's annualized return on average assets totaled .61 percent and the annualized return on average equity was 6.17 percent. With total shareholders' equity of $49.7 million as of June 30, 2011, our Tier 1 and Total Risk-Based capital ratios of 12.8 and 14.0 percent, respectively, are strong.

Looking ahead to the remaining six months of 2011 and into 2012, we expect more changes in the banking industry that are likely to have a profound impact on all financial institutions. We believe that "sticking to the basics" will enable us to take advantage of opportunities to enhance shareholder value that may come our way in the future. Thank you for your continued support.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer